COMPANY CONTACT: Doug Atkinson Manager – Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Company Plan of Reorganization Is Confirmed by Court

Swift Expects to Emerge from Bankruptcy by April 15, 2016

Houston, TX – March 31, 2016 - Swift Energy Company (“Swift” or the “Company”) announced today that the United States Bankruptcy Court for the District of Delaware confirmed its Plan of Reorganization (the “Plan”), paving the way for the Company to emerge from bankruptcy.

The Company filed for Chapter 11 protection after entering into a restructuring support agreement (RSA) with an ad hoc group of its senior noteholders. Pursuant to the RSA, which contained milestones that governed the timing and progress of the process, the parties agreed to the Plan, which provided for a conversion of the Company’s senior unsecured notes to equity, payment or satisfaction in full of most of the Company’s secured and unsecured creditors, and distribution of equity and warrants in Reorganized Swift to the existing shareholders. At the time the Plan was filed, agreements had not been reached on the treatment of the $75 million debtor in possession loan provided by certain unsecured noteholders and the treatment of the Company’s reserve-based loan. Agreements have since been reached with respect to both loans. The Swift DIP lenders agreed to convert the entirety of their $75 million DIP loan to equity and the Company’s bank group has agreed to provide a $320 million reserve-based exit loan that will refinance the existing loan and be used, among other things, to fund obligations under the Plan and the Company’s operations following its emergence from bankruptcy.

Upon implementation of the Plan, the pre-petition senior note holders, contract rejection claim holders and DIP participants will hold 96% of the New Swift Common Stock. Existing shareholders will hold 4% of the New Swift Common Stock and receive Warrants for an additional 30% of the New Swift Common Stock. As a result of the exchange of senior notes for equity, the Company will have reduced its unsecured debt by approximately $905 million. Pursuant to the terms of the Plan and orders entered during the bankruptcy case, all pre-petition amounts owing to royalty and working interest holders, vendors and suppliers will also have been repaid.

Swift anticipates that the Plan will become effective and it will emerge from bankruptcy on or before April 15, 2016. The effectiveness of the Plan is contingent on the Company’s satisfaction of a number of conditions that are set forth in the Plan and the Confirmation Order.

“Swift Energy has worked diligently to improve its business and meet the required milestones under the RSA with the goal of achieving the best possible outcome for all of our constituents. We are grateful for the efforts of our employees and our strong relationships with royalty owners, vendors, suppliers and capital providers, equity holders and other stakeholders, all of whom have supported us during this restructuring. Throughout this process, we have endeavored to work cooperatively with our constituents to position Swift to emerge from bankruptcy as a stronger company,” said Terry Swift, President and Chief Executive Officer.

Swift Energy is being advised by the law firm of Jones Day, investment bank Lazard, and financial advisor Alvarez & Marsal.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas and, to a lesser extent, the onshore and inland waters of Louisiana.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements contained herein or implied by this press release, other than statements of historical fact, are forward-looking statements. These forward-looking statements relate, in part, to the outcome of the Company’s negotiations with its bondholders, the risks relating to the possible restructuring of the Company’s balance sheet and enhancing of its liquidity, including whether or not the Company will be successful in doing so, and the sufficiency of the Company’s current liquidity sources to fund its current operations. These statements are based upon assumptions that are subject to change and to risks in the Company’s business. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.